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Exhibit 99.1

CONSOLIDATED GRAPHICS
Moderator: (Lindsay Hatton)
07-23-03/10:00 am CT
Confirmation #1670831

CONSOLIDATED GRAPHICS

Moderator: (Lindsay Hatton)
July 23, 2003
10:00 am CT

Operator:
Good morning. My name is (Diana) and I will be your conference facilitator. At this time I would like to welcome everyone to the Consolidated Graphic First Quarter 2004 Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2. Thank you.
I will now turn the call over to Ms. (Lindsay Hatton) of SD Morgen Walke.
(Lindsay Hatton):
Thank you and good morning everyone. Welcome to the Consolidated Graphics conference call to discuss the company's results for the first quarter ended June 30, 2003. You may receive a copy of today's press release by calling SD Morgen Walke at 212-850-5600 or visiting Consolidated Graphics Web site.

This conference call is being broadcast live on the Internet at www.consolidatedgraphics.com and a subsequent archive will be available. You may also access a taped replay of today's call by dialing 706-645-9291 and entering 1670831.

Before we begin I would like to remind everyone that remarks made by management during the course of this morning's call contain certain forward-looking statements which involve known and unknown risks, uncertainties or other factors that can cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphic's expectations regarding future sales and profitability assume among other things stability in the economy and reasonable growth and the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel as well as other factors detailed in the Consolidated Graphics filings with the Securities & Exchange Commission.
Forward-looking statements, assumptions and factors stated or referred to on this conference call are based on information available to Consolidated Graphics today.

Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances or changes in expectations.
So with these formalities out of the way I'd like to turn the call over to Joe Davis, Chairman and Chief Executive Officer. Joe you may begin.
Joe Davis:
Thank you. As (Linda) said, I'm Joe Davis, Chairman and Chief Executive Officer of Consolidate Graphics. On the call with me today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released our financial results for the June quarter. Overall for the quarter, industry conditions were more stable than in the March quarter. However, this quarter's results nevertheless reflect continued sluggishness in the economy and softness in the commercial printing industry.
Sales were essentially flat with the March quarter at $165.8 million although down nearly 7% on a year over year same store sales basis reflecting market conditions.

Earnings per share were 26 cents this quarter exceeding by 18% our expectations of 22 cents per share following our disappointing March quarter. Importantly, operating margins improved sequentially this quarter to 4.7% as we executed on the commitment to further streamline our operations in light of current industry conditions.
In the June quarter we reduced headcount by another 3% following the 3% reduction that occurred in the March quarter.

Despite the challenging industry environment we continue to face, we are pleased to have made a number of significant achievements this quarter that further strengthened our business and financial position and reflect the ability of our team to successfully manage our business despite the prolonged economic industry downturn.

Our (comments) in the June quarter fall into three main categories. First, tightly managing our cost structure and capital expenditures, strengthening our balance sheet and maintaining our position as well as the nation's leading commercial printing companies.
I'd like to briefly review each of these categories before I turn the call over to Chris for additional details on the financials.

First of all, we made it a priority during the June quarter to tightly manage cost. After a careful evaluation of our operations, we determined that it was necessary to further reduce our headcount at certain locations in order to preserve the efficiency of our cost structure.
I said before that I don't like to have layoffs. Making them is never an easy decision. But is an absolutely necessary one in tough times.
We continue to review our staffing requirements to make sure we maintain our consistently superior level of customer service while operating as efficiently as possible.
As part of our cost management initiatives, we'll also continue at our current wage freeze and cannot predict the list might change.

In addition to our focus on streamlining our cost structure, we're committed to maintaining our technology advantage even with the uncertainties that current industry conditions create.

We spent 208 million in capital expenditures since 1997 which is evidence of our long term commitment to investing in our business. Because of this past investment as well as current industry and economic conditions, our current capital expenditure requirements to maintain our technology advantage are relatively modest.

For the June quarter, capital expenditures were 3 million, although we still anticipate spending approximately 16 million for the year which does not take into account potential acquisition requirements or a significant improvement in the economy.

Our second major accomplishment in the 2003 June quarter was our ability to again strengthen our balance sheet. During this quarter we generated 20 million in cash flow from operations exceeding our initial target of 9 million.
Better than expected operating margins and a contraction in working capital contributed to incremental cash flow from operations in excess of our expectations.
With this cash flow, we paid down debt by 18 million net during the quarter reducing our debt to total capitalization to below 40% at quarter end.
Continuous strengthening of our balance sheet has allowed us to maintain our position as one of the strongest organizations in the commercial printing industry.

As the sector downturn persists, Consolidated Graphics will continue to thrive based on the fundamental strength of its business and its superior financial position while the smaller weaker companies in our industry will struggle to remain afloat.

Our strong positioning in the commercial printing industry is the basis for our third key accomplishment during the June quarter. Now more than ever as our visibility remains limited and the near term outlook for our industry remains uncertain, it is critical for Consolidated Graphics to maintain its leadership position.
By remaining one of the strongest companies in the sector, we've been able to ensure the future success of our business, continue to grow and prosper in both healthy and weak economic climates.
During the June quarter we were especially pleased to announce the completion of the merger of our existing operation in Cleveland with Solon, Ohio based Custom Graphics to form AGS Custom Graphics.
As a result of this transaction, we'll be able to offer our Cleveland area customers a full range of sheet fed printing, fulfillment and e-commerce capabilities including the benefits of SGX Media.
We look forward to working with our new team members in Ohio to solidify Consolidated Graphic's leadership position in this market.

This transaction is another example of the simple yet effective philosophy that Consolidate Graphics has always applied to potential acquisition opportunities. Simply put, we look for companies with great reputations for quality and customer service who's capabilities and areas of expertise can merge seamlessly with our current operations to provide an excellent return on our investment.

During the June quarter we continue to see a steady pace of inquiries from companies in our sector regarding a potential acquisition. However, despite a relatively large number of acquisition opportunities, we continue to exercise strict discipline and apply rigorous standards to any and all potential transactions.

I'm also pleased to report that SGX Media in addition to growing the number of its coin and (Opal) customer sites by 7% during the quarter will shortly launch yet another innovative electronic solution which will address an important customer need.
This new service is called GOLD, Graphic Online Layout Design which will allow users to manage text, images and layout of corporate documents all through one proprietary Web page.
In addition, GOLD will be complementary to our printing business and other SGX Media Solutions including (Coin).

Our development of the GOLD system is another example of how Consolidated Graphics will continue to win customers and capture marketshare by offering printing solutions that consistently exceed our client's expectations.

Lastly, we continue to see the great result from the associates at our leadership development program, a program that is unique to Consolidated Graphics and provides us with a strong competitive advantage.

The total number of associates in the programs is 170—approximately 3 per company on average. This weekend marks our fourth annual national associates conference, a form for interaction and goal setting as well as presentations by the associates on best practices and other business improvement opportunities based on their individual experiences.
I greatly look forward to this weekend each year because nothing helps me better foresee a long and bright future for Consolidated Graphics than working with these future leaders or our organization.
In summary, we took a number of actions during the June quarter to ensure that our new year began on the right foot despite the macroeconomic conditions we can't control.
We successfully managed our cost structure and cap ex investments, strengthened our balance sheet and enhanced our leadership position in the commercial printing industry.
Despite these improvements, we realized that we are operating in an industry where visibility remains poor and the marketplace has not materially improved.
Therefore, we expect operating margins in the upcoming September quarter to be sequentially flat with revenues of approximately 170 million and diluted earnings per share of approximately 28 cents.
I'd now like to turn the call over to Chris Colville who will provide you with the additional quarter end financial information. Chris?

Chris Colville:
Thank you Joe. Good morning everyone. As Joe mentioned, cash flow from operations for the June quarter was $20.2 million. And capital expenditures for the quarter were $3 million of which 2.3 million was financed from operating cash flow.
Depreciation expense for the June quarter was $8.8 million resulting in EBITDA for the quarter of $16.6 million.

At the end of the quarter we had total debt outstanding of $146.3 million. Of this amount, 51% was floating rate debt with a weighted average interest rate of 3%, and 49% was fixed rate debt with a weighted average interest rate of 5.4%.
Net debt was $135.5 million at June 30 or 18.2 million below the March quarter balance and 61.5 million or 31% down from the prior year's June quarter.
As Joe stated, our debt to total capitalization was 39.4%. We are in full compliance with our bank covenants. I will now turn the call back to Joe. Please go ahead.
Joe Davis:
Thank you Chris. We believe that fiscal 2004 is off to a good start. While we continue to hope for signs of a true market recovery, we will continue to work hard to ensure our financial strength, maintain our prudent cost structure and solidify our industry-leading position.

We would like to take this time to thank our customers, our employees, our shareholders and our board for their continued support. With that we'd like to open the call up to any questions any of you might have.
Operator:	At this time, if you would like to ask a question, please star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.
Your first question comes from (James Klement) of Sidoti.
(James Klement):	Good morning guys.
Joe Davis:	Good morning (James).
(James Klement):
Quick question for you. You know, after—you know, given the March quarter and sort of looking at what you did in June and kind of what you're looking for in September, I don't know if you guys can comment in sort of general terms about how much of the operating margin jump from the March quarter to sort of June and September is related to headcount or staffing versus the ability of your sales force to sort of better gauge the profitability of the job that they're bidding on.

Because it seems that, you know, the top line's relatively weak, yet your margins are up substantially off of March. So I'm just still wondering if there is any description you have of sort of what goes on at the local level of your ability to preserve margins that way.
Joe Davis:
Okay. First of all we—as I said, we did have some focus on maintaining costs during the quarter. And even a bigger impact was that—I mentioned in the March call that we had a really poor January and February because of the war.

March improved and I would say April, May and June were more even months throughout. That helps our cost structure. So our volume was beginning to get a little bit more steady if you will. It didn't have the bumps that the war caused in January and February. And that helps our margins a lot.

(James Klement):	Okay, thanks guys.
Joe Davis:	Thank you.
Operator:	Your next question comes from (Steve Rovel) of (Bobby Brown).
(Steve Rovel):	With the Do Not Call List going into effect, I think it's October 1st, whether or not you're seeing any, you know, increased interest with your customers and whether or not you see any activity?
Joe Davis:
We are continuing to see a complete—a little change in the seasonal patterns if you will, with our customers. I think, you know, we normally can predict certain months will be higher revenue than others. But I think the war in January/February and some impact on March probably caused those seasonal patterns to be a little bit different.

So July typically would be a fairly light month for us in terms of printing sales throughout the industry. I think there's good potential that this July could be a little stronger because companies are gearing up for an improvement in the economy.
(Steve Rovel):	Okay, but no one's really coming to you saying that we're going to increase our programs with you because we can't be telemarketing?
Joe Davis:
Well I think with the, certainly with the Do Not Call List, those companies that were dependent upon telemarketing in the past are going to increase, likely increase their direct mail results. And that is going to have a positive impact on us. And we are already seeing some of that in certain of our companies today.
(Steve Rovel):	Okay, thank you.
Operator:	Your next question comes from (Douglas Arthur) of Morgan Stanley.
(Douglas Arthur):
Joe, just going back to the first question the cost side, I mean I think seasonally the September quarters generally are e a little stronger. Now you gave the revenue figure that's slightly up from the June quarter.

Can you talk just a little bit more detail about what expenses you can control going into the September quarter and which are obviously going to be variable with the revenues just to give a better sense of how you're going to keep the margins flat sequentially with this kind of revenue—same store revenue weakness? Thanks.
Joe Davis:	Well I would say that our projections for the September quarter, we certainly hoped based on prior seasonal trends which we hope repeat and hope to improve are somewhat on the conservative side.

We continually monitor our expenses day to day. And headcount is our—certainly one of our largest variable expenses. And that is something we monitor on a daily basis at each local company. But we would expect, we really at this time don't expect any further headcount reduction through the September quarter if conditions stay the same.
I hope that answers your question.
(Douglas Arthur):	Yes I guess that's good. Thanks.
Operator:	As a reminder, if you would like to ask a question, please press star then the number 1 on your telephone keypad.
Your next question comes from (Steve Kruger) of Bank One.
(Steve Kruger):	Hey Joe, how you doing this morning?

Joe Davis:	Fine thank you.
(Steve Kruger):
As far as your further acquisitions go, do you see you expanding your footprint nationwide, or do you see doing what you've done in the recent past as far as taking a new acquisition and rolling it into a current operation? Thanks.
Joe Davis:	Okay. (Steve), we continue to look for good companies in good markets throughout the country. And we found that we can be successful with certainly more than one company in a particular market.
There are only a few really strong metropolitan markets that we're not in and we'd like to be in. And we're continually looking at companies in those markets for expansion.

So we haven't changed our strategy at all. What we're seeing though are opportunistic acquisitions where we can acquire a company and merge it in with an existing operation and improve the efficiency of both companies and improve the service level to customers and also have a reasonable expectation of a relatively good financial return to our shareholders.

So we haven't changed our strategy. In fact, (Cody Smith), our Vice President of mergers and acquisitions along with Chris and I and (Cody) certainly full-time, looking at companies. And we're seeing a lot of—we're having a lot of discussions with a lot of companies. And we'd expect more acquisition activity as we go forward.
Ready for the next question.
Operator:	Your next question comes from (Will Golie) of Wachovia Securities.
(Will Golie):
Good morning guys. I think I remember you saying you have a internal goal for a double digit operating margin at your operating company. And I think in the first part of this downturn, you still have a lot of your companies that were exceeding this target.
And I was just wondering if that was still the case in the last couple of quarters even thought the industry seems to be slipping down a little bit further?
Joe Davis:
Okay. We have since 1996, had an internal target within our operating companies of a 12 1/2% operating income each month. Now that is a goal we certainly—many of our companies are not achieving that today. But in my view, with some help from the economy, that's certainly an achievable goal and that's something that I expect to achieve when the economy improves.
And I think if you talk to any of our company presidents, you can see that they get a constant reminder of that goal.

I would tell you that over 33% of our companies had operating income in the double digits above 10% for the June quarter. So it is a very achievable goal. Twenty percent of our companies had operating income above 12 1/2% for the June quarter. So this is something that is very achievable and something that our company presidents who are very, very important to our operations are constantly focusing on and something that we expect to achieve.
(Will Golie):	Okay great. Thanks.
Operator:	At this time, if you would like to ask a question, please press star then the number 1 on your telephone keypad.
There are no further questions at this time.

Joe Davis:
Okay thank you and thank you for joining us today for our conference call. We appreciate your continued support of Consolidated Graphics. And we look forward to updating you on our progress during next quarter's call. Thank you very much.
Operator:	Thank you for participating in today's call. You may all disconnect.
END

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CONSOLIDATED GRAPHICS Moderator: (Lindsay Hatton) July 23, 2003 10:00 am CT